Exhibit 99.1

For Immediate Release	Contact:	Jeff Mattich Chief Financial Officer (214) 623-8446 Hala Elsherbini Halliburton Investor Relations (972) 458-8000

Home Solutions Announces Preliminary Fourth Quarter and Year-End Unaudited Results
And Management Changes

March 5, 2007 (Dallas, TX) – Home Solutions of America, Inc. (NASDAQ: HSOA) Home Solutions of America, Inc. (NASDAQ: HSOA; the “Company” or “Home Solutions”), a provider of recovery, restoration and rebuilding/remodeling services, announced today preliminary fourth quarter and year-end unaudited results for the period ended December 31, 2006 and changes to its management team. The Company now expects to report fourth quarter net income of $0.05 to $0.07 per diluted share.

For the full-year, the Company expects to report net income of $0.43 to $0.46 per diluted share compared to $0.25 per share for fiscal 2005. Previously, Home Solutions had expected net income of $0.56 to $0.60 per diluted share. The shortfall was a result of weakness in the Rebuilding/Remodeling sector as a slowdown in the housing industry impacted work with certain of the Company’s customers. The Company also experienced delays in commencing work in New Orleans due to delays in government funding for several projects.

Home Solutions also announced today that Rick J. O’Brien, President and Chief Operating Officer, will resign effective April 15, 2007, to pursue other opportunities. Mr. O’Brien’s operating responsibilities will be assumed by two new division managers. Brian Marshall was appointed last Friday as the Company’s Executive Vice President and as President of the Restoration and Construction Services Division, which includes the Company’s operations at Fireline Restoration, Associated Contractors, P.W. Stephens, Inc. and Home Solutions Restoration of Louisiana, Inc. (HSRLA). Mr. Marshall, who is a member of the Company’s Board of Directors, joined the Company as a result of the Fireline acquisition, completed in the third quarter of 2006. The creation of the Restoration and Construction Services Division is expected to enhance operations and streamline SG&A.

Mike Lane was named President of the Company’s Interior Products Manufacturing and Service Division, which includes the Company’s services at Cornerstone Granite, Southern Exposure, Southern Stone Cabinets and Fiberseal Fabric Systems. Mr. Lane joined the Company in 2005 after serving as Chief Operating Officer of LVI Services and has been instrumental in the growth of the Company’s granite services to Home Depot. This division will focus on growing the kitchen cabinet manufacturing and installation business as well as continuing to grow the Company’s granite services by adding manufacturing locations in Tampa, Florida, and New Orleans, Louisiana.

“While revenue and earnings growth will exceed 80% in 2006, our results were shy of expectations due to the slowdown in the housing sector and further delays in funding in New Orleans. We believe the acquisitions of Associated Contractors and Fireline have better diversified our business geographically as well as our customer mix,” said Frank J. Fradella, Chairman and Chief Executive Officer. “While we remain committed to the Gulf Coast rebuilding effort, we also believe these investments will begin to diversify our revenue base. In addition, we have invested heavily in the development of infrastructure systems and financial resources to pursue larger projects in 2007, which we expect will be reflected in the Company’s future backlog.” Mr. Fradella also noted, “I would also like to thank Rick O’Brien for the important role he has played in the development of the Company and wish him well in the future. Today, Home Solutions has a deep and experienced management team, and I am confident that Brian and Mike will help lead the Company through its next phase of growth.”

The Company plans to announce fourth quarter and year-end results for 2006 and provide an outlook for fiscal 2007 on or about March 15, 2007.

About Home Solutions of America, Inc.
Home Solutions of America, Inc. is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. Its Fireline subsidiary is involved in providing construction services, rebuilding, catastrophic storm response and contents restoration for commercial, industrial and residential properties. Based in Tampa, Fireline is certified in multiple aspects of the restoration industry, including smoke, fire, water and mold. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina. For additional information, please visit the Company’s Web site at http://www.homcorp.com.

Cautionary Notice
Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including “anticipate,” “believe,” “intends,” “estimates,” “expect,” and similar expressions. Audited results may differ, perhaps significantly, from unaudited results. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company’s future business prospects, contracts to be performed, and new opportunities associated with the anticipated rebuilding of the New Orleans area , are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company’s reports filed with the SEC.

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